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                                                                  Exhibit 10.23

                AMENDED CONSULTING AGREEMENT AND GENERAL RELEASE

         This Amended Consulting Agreement and General Release ("Agreement") is entered into as of the 1st day of March, 2002, by and between Eric Stanton ("Consultant"), on the one hand, and Simon Worldwide, Inc., its subsidiary Simon Marketing, Inc., and Simon Marketing (Hong Kong) Limited (together, "Simon" or "the Company"), on the other hand.

         Reference is made to the Consulting Agreement effective June 8, 1997, as subsequently amended (the "Consulting Agreement"), between Consultant and Simon Worldwide, Inc. and Simon Marketing, Inc.

         In consideration of the mutual covenants set forth herein, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. TERMINATION OF CONSULTING RELATIONSHIP. Consultant shall continue to provide consulting services to Simon through June 30, 2002 (the "Termination Date"), on which date Consultant's consulting relationship with Simon shall terminate. Through the Termination Date, Consultant shall continue to provide, on a non-exclusive basis, such services to Simon as he has heretofore provided to Simon pursuant to the Consulting Agreement, including, without limitation, using his best efforts to negotiate reductions of the accounts payable owed by Simon Marketing (Hong Kong) Limited to its creditors. On or prior to the Termination Date, Consultant shall resign from his membership on the Board of Directors of Simon Marketing (Hong Kong) Limited. On and after the Termination Date, Simon and Consultant shall have no further contractual relationship except as may arise out of this Agreement, or as may be created by future agreements in writing. Consultant waives any right or claim to reinstatement as a consultant or Board Member of Simon after the Termination Date and will not seek such reinstatement, appointment or retention in the future with Simon.

         2. CONTINUING OBLIGATIONS. Upon execution of this agreement, Simon shall not take any action, direct or indirect, to interfere with Consultant's new employment and/or business ventures, and, subject to his providing the services described in Paragraph 1 above, Consultant shall be free to engage in any business he may choose, including the solicitation of employees and business accounts of Simon; provided, however, that in exchange for the consideration to be provided to him hereunder, Consultant covenants:

             (a) that during the six (6)-month time period immediately following the Termination Date, Consultant will not employ any of the following employees of Simon Marketing (Hong Kong) Limited, or directly or indirectly induce or seek to induce any of these employees to terminate their employment with Simon Marketing (Hong
             Kong) Limited: Raymond Chong, Liza To, Andy So, Irene Leung, Rowena Tse and Kitty Wan; provided, however, that this restriction shall not continue to apply in the event that Simon Marketing (Hong Kong) Limited ceases its operations prior to the expiration of this six-month period; and provided further that if any of the aforementioned employees is terminated involuntarily by
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             Simon Marketing (Hong Kong) Limited prior to the expiration of this six-month period, Executive thereafter shall not be restricted from employing him or her;

             (b) that if, at any time following the Termination Date, Consultant employs, or is employed by any entity that employs, any of the six persons identified in the foregoing subparagraph (a), Consultant shall exercise his best efforts, upon reasonable advance notice by Simon, to make any such persons reasonably available during normal business hours to assist Simon in connection with any ongoing lawsuits or other legal matters of which they have knowledge; provided, that, if requested by Consultant, Simon shall reimburse such persons' employer, at their then-current hourly rates of compensation, for the time devoted by them to such assistance; and

             (c) that until all disputes between McDonald's Corporation ("McDonald's) and its affiliates on the one hand and Simon and its affiliates on the other hand have been finally resolved through a settlement or a final court judgment, Consultant will not, without the prior written consent of Simon, on his own behalf or on behalf of any person, firm or company, directly or indirectly, consult or contact McDonald's or any of its subsidiaries, affiliates, associated companies, suppliers or agents with respect to any matter relating to McDonald's; provide service to, or solicit or seek to procure orders from or do business with McDonald's; or sell, provide or cause to be manufactured any toys, promotional premiums, or other goods for sale or distribution by McDonald's or any of its restaurants anywhere in the world.

         3. COMPENSATION TO CONSULTANT. In consideration of Consultant's continued provision of consulting services to Simon, and of the other terms and conditions of this Agreement, Simon shall provide Consultant with four (4) final monthly payments each in the gross amount of $34,967, with such payments to be payable on March 15, April 15, May 15 and June 15, 2002, respectively. Consultant also shall be entitled to receive final commission payments, in accordance with the commission formula set forth in the Consulting Agreement, amounting to approximately $4823.47 with respect to certain Thermofork orders that have been shipped to customers, upon Simon's receipt of the revenues for those orders, and subject to Consultant's providing Simon with appropriate documentation of the receipt of such revenues. The payments set forth in this Paragraph 3 shall be deemed inclusive of any amounts otherwise due Consultant for any past or future services provided by him to Simon, of any expenses of any description incurred by Consultant on or after the Termination Date, and of any severance compensation to which Consultant otherwise would have any entitlement. The aforementioned payments shall also be inclusive of any other rights, benefits or entitlements that Consultant may have under the Consulting Agreement or any other agreement, promise, pledge, commitment or obligation of any description; provided, however, nothing herein shall reduce Consultant's indemnification rights and unpaid business expense reimbursements incurred on or before the Termination Date. Consultant shall deliver all business expense reimbursement requests and supporting documentation to Simon on or prior to the Termination Date, and the expense reimbursements thereafter shall be promptly provided to Consultant (so long as such expenses are in accordance with Simon policy).

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         4.       COMPANY PROPERTY. On or before the Termination Date,
Consultant shall return to Simon, or such other party as directed by Simon, all property belonging to Simon that was supplied to Consultant by Simon to assist him in performing his consulting services.

         5. INDEMNITY. Simon shall continue in effect, and arrange at its expense for Consultant to receive the benefit of, the same indemnity agreements, arrangements and insurance policies to the broadest extent currently afforded, and as may, on or after the Termination Date, be afforded, to the officers and/or directors of Simon.

         6. CONFIDENTIAL INFORMATION. Consultant will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined) acquired by him during or in connection with his consulting relationship with Simon. As used herein "Confidential Information" means all trade secrets of Simon and all other information relating to Simon's business that Simon treats as confidential, including information of others that Simon has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of Consultant or which Consultant is required to disclose by legal process or to defend himself in a legal proceeding. Consultant shall make no use whatsoever, directly or indirectly, of any Confidential Information, except nothing herein is intended to preclude Consultant after the termination of his consulting relationship with Simon from being employed by others or for his own account and from using the business techniques, knowledge, marketing skills and contacts and relationships which Consultant possesses.

         7. RELEASE BY CONSULTANT. In consideration of his receipt of the payments provided for hereunder, and except for those obligations created by or arising out of this Agreement, including the indemnification obligations of Simon set forth in Paragraph 5 above, Consultant hereby covenants not to sue and fully releases and discharges Simon and its parent, subsidiary and affiliated entities, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them (hereinafter together and collectively referred to as the "Simon Releasees"), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or has at any time heretofore owned or held or may in the future hold as against said Simon Releasees, arising out of or in any way connected with his consulting relationship with Simon or the termination thereof, his stockholder status, his Board of Directors status or any other transactions, occurrences, acts or omissions or any loss, damage or injury of any nature or cause whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Simon and/or the Simon Releasees, or any of them, committed or omitted on or prior to the Termination Date (collectively, "Consultant Claims"). The foregoing release and covenant not to sue shall not extend to Ronald Burkle; The Yucaipa Companies, LLC; Overseas Toys, L.P.; OA3, LLC; or Multi-Accounts, LLC.


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         8.       RELEASE BY SIMON. Except for Criminal Felony Conviction
Act(s), as defined at the end of this paragraph, and except for those obligations created by or arising out of this Agreement, Simon, on its own behalf and on behalf of its subsidiaries, hereby fully releases and discharges, and covenants not to sue, Consultant and/or his descendents, dependents, heirs, executors, administrators, assigns and successors, past and present, and each of them (the "Consultant Releasees"), with respect to and from any and all claims, agreements, obligations, losses, liens, damages, injuries, causes of action, rights, demands, contracts, covenants, actions, suits, debts, costs, expenses, attorneys' fees, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which it now owns or holds or has at any time owned or held or may in the future hold against Consultant and/or the Consultant Releasees, resulting from any act or omission by or on the part of Consultant and/or the Consultant Releasees, or any of them, committed or omitted on or prior to the Termination Date, including but not limited to any and all claims arising out of or in any way connected with Consultant's consulting relationship with Simon, or any other occurrences, acts or omissions, or any loss, damage or injury of any nature or cause whatsoever, known or unknown, suspected or unsuspected, hidden or concealed, which Simon now owns or holds or has at any time heretofore owned or held as against Consultant and/or the Consultant's Releasees (collectively, "Simon Claims"). Criminal Felony Conviction Act(s) shall mean specific act(s) willfully and knowingly committed by Consultant between May 8, 1997 and the Termination Date, which result in a final criminal felony conviction of Consultant in a court of competent jurisdiction.

         9. MUTUAL WAIVER OF CIVIL CODE SS. 1542. It is the intention of Simon and Consultant, in executing the releases in Paragraphs 7 and 8, that said releases shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, each hereby knowingly, intentionally, voluntarily, and expressly waives any and all rights and benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         Simon and Consultant each acknowledge that he or it may hereafter discover claims or facts in addition to or different from those which he or it now knows or believes to exist with respect to the subject matter of this Agreement or otherwise and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, each hereby knowingly, intentionally, voluntarily, and expressly waives any right, claim or cause of action that might arise as a result of such different or

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additional claims or facts. Each acknowledges that he or it understands the significance and consequence of such release and such specific waiver of SECTION 1542.

         Simon and Consultant also knowingly, intentionally, voluntarily, and expressly waive any and all rights and benefits conferred by law of any state or territory of the United States or any foreign country or principle of common law that is similar to SECTION 1542 OF THE CALIFORNIA CIVIL CODE.

         10. NO ASSIGNMENT OR TRANSFER. Simon warrants and represents that it has not heretofore assigned or transferred to any person not a party to this Agreement any Simon Claim or any part or portion thereof, and Consultant warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any Consultant Claim or any part or portion thereof. Simon and Consultant shall each defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

         11. ENTIRE AGREEMENT. This instrument constitutes and contains the parties' entire agreement and understanding concerning Consultant's consulting relationship with Simon, the termination thereof and all of the other subject matters addressed herein, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof, including, without limitation, the Consulting Agreement. This is an integrated document. It can be amended only by a written instrument executed by Consultant and by a duly authorized representative of Simon.

         12. NO WAIVER. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement. Any waiver must be in writing signed by the party making the waiver.

         13. CHOICE OF LAW. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

         14. CONSTRUCTION OF AGREEMENT. Each party has cooperated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

         15. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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         16.      ADVICE. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

         17. CONFIDENTIALITY. Consultant agrees not to talk about, write about, or otherwise disclose the terms or existence of this Agreement or any fact concerning its negotiation, execution or implementation to any person (other than his immediate family, attorney or tax advisor), firm or corporation unless required by federal, state or local law or court order.

         18. COOPERATION. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms. Consultant covenants to do all such other reasonable acts, to deliver all such other documents and to provide all reasonably necessary assistance and cooperation as may be reasonably required by Simon in connection with the termination of his consulting relationship with Simon. Consultant also agrees to provide reasonably necessary assistance and cooperation in connection with the claims made by Simon and McDonald's against one another, as well as in connection with any other legal matters concerning which Consultant has knowledge by virtue of his consulting relationship with Simon.

         19. NO DISPARAGEMENT. Simon's Board and officers with respect to Consultant, and Consultant with respect to Simon, agree that they will not at any time, orally or in writing, defame or intentionally make disparaging remarks that could be expected to have a material adverse impact on the business reputation or prospects of the other party or person, except as may be required by law. The sole and exclusive remedy for breach of this Paragraph 19 shall be direct money damages only.

         20. AUTHORITY. Simon and Consultant each represent to the other and agree that he or it has the full right and authority to enter into this Agreement, and that the person executing this Agreement has the full right and authority to fully commit and bind such party or person.

         21. CHALLENGE TO AGREEMENT. Simon, at its sole expense, agrees to timely contest any challenge to the validity of one or more provisions of this Agreement in any proceeding in which a challenge is made, provided that, in Simon's reasonable judgment upon consultation with counsel, Simon's contesting such challenge would be reasonably supported by applicable law. In the event of a challenge, Simon shall take such action as may be necessary to support the validity of this Agreement, all at Simon's sole expense, including but not limited to instructing its lawyers to file papers and make arguments in the proceedings in support of the validity of this Agreement and each of its provisions.

         22. SEVERABILITY. If any provision of this Agreement other than Paragraph 3 ("Compensation to Consultant"), Paragraph 7 ("Release by Consultant") or Paragraph 8 ("Release by Simon") is determined by a court of competent jurisdiction to be unlawful, void or for any reason unenforceable, in whole or part, such provision shall be deemed

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severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement. Should Paragraph 3, 7 or 8 be determined by a court of competent jurisdiction to be unlawful, void or for any reason unenforceable, in whole or part, this Agreement and all of its provisions shall be voidable at the option of the injured party.

         23. DISPUTE RESOLUTION. Any dispute or claim relating to the enforcement or any alleged breach of this Agreement shall be resolved exclusively through final and binding arbitration before a neutral arbitrator, pursuant to the Employment Arbitration Rules of the American Arbitration Association. Any arbitration proceeding initiated hereunder shall take place in Los Angeles, California, unless on or prior to July 7, 2002, Consultant initiates an arbitration proceeding alleging that Simon has wrongfully failed to deliver any of the payments set forth in the above Paragraph 3, in which event the arbitration proceeding shall take place in Hong Kong. The costs of any arbitration proceeding (including the arbitrator's fees) initiated hereunder shall be borne equally by the parties, and the prevailing party in any proceeding shall be entitled to recover his or its reasonable costs and expenses, including reasonable attorneys' fees and travel costs, incurred in presenting his or its case in the arbitration proceeding..

         24. NO ADMISSIONS. Each of the parties hereto expressly agrees and acknowledges that this Settlement Agreement represents a settlement of disputed claims and that, by entering into this Settlement and General Release Agreement, no party hereto admits or acknowledges the existence of any claim or wrongdoing on his or its part.

         EXECUTED as of the date first above written at Hong Kong.


                                   By
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                                            Eric Stanton

         EXECUTED as of the date first above written at Los Angeles, California.

                                   Simon Worldwide, Inc., Simon Marketing, Inc.



                                   By
                                     -------------------------------------------
                                            For the Board


                                   Simon Marketing (Hong Kong) Limited



                                   By
                                     -------------------------------------------
                                            For the Board, Allan Brown

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